MUELLER WATER PRODUCTS REPORTS 2025 FIRST QUARTER RESULTS

Increased Net Sales 18.7 percent to $304.3 Million
Reported Net Income per Diluted Share of $0.22
Achieved Adjusted Net Income per Diluted Share of $0.25
Raises Annual Guidance for Fiscal 2025 Net Sales and Adjusted EBITDA

ATLANTA, February 4, 2025 - Mueller Water Products, Inc. (NYSE: MWA), a leading manufacturer and marketer of products and solutions used in the transmission, distribution and measurement of water in North America, announced financial results for its fiscal 2025 first quarter ended December 31, 2024.
In the first quarter of 2025, the Company:
•Increased net sales 18.7 percent to $304.3 million as compared with $256.4 million in the prior year quarter
•Reported operating income of $47.4 million as compared with $22.8 million in the prior year quarter and increased adjusted operating income 78.2 percent to $52.4 million as compared with $29.4 million in the prior year quarter
•Reported operating margin of 15.6 percent as compared with 8.9 percent in the prior year quarter and increased adjusted operating margin to 17.2 percent as compared with 11.5 percent in the prior year quarter
•Reported net income of $35.3 million as compared with $14.3 million in the prior year quarter, with net income margin of 11.6 percent as compared with 5.6 percent in the prior year quarter, and increased adjusted net income 97.0 percent to $39.2 million as compared with $19.9 million in the prior year quarter
•Reported net income per diluted share of $0.22 as compared with $0.09 in the prior year quarter and increased adjusted net income per diluted share 92.3 percent to $0.25 as compared with $0.13 in the prior year quarter
•Increased adjusted EBITDA 41.7 percent to $63.5 million as compared with $44.8 million in the prior year quarter and improved adjusted EBITDA margin to 20.9 percent as compared with 17.5 percent in the prior year quarter
•Reported net cash provided by operating activities of $54.1 million as compared with $67.9 million in the prior year quarter
•Generated free cash flow of $42.2 million as compared with $62.2 million in the prior year quarter
“We are pleased with the strong start to our fiscal year, with net sales growth exceeding our expectations as we experienced healthy order levels supported by resilient end-market demand and our focus on delivering outstanding customer service. Our disciplined execution on higher volumes led to a record first quarter adjusted EBITDA and more than a 300 basis point year-over-year improvement in our adjusted EBITDA margin,” said Martie Edmunds Zakas, Chief Executive Officer of Mueller Water Products.
“We are increasing our fiscal 2025 guidance to primarily reflect our first quarter results and the expected benefits from recent price actions. We expect to deliver gross and adjusted EBITDA margin gains this year supported by our operational and commercial initiatives, including the anticipated benefits from the recent closure of our legacy brass foundry.”
“With our continued focus on serving our customers and delivering on our key strategic priorities, we are well-positioned to capture the benefits from the investments needed to address the aging North American water infrastructure. We are confident we can execute our key strategies while managing external challenges as we further strengthen Mueller for the long term to benefit all our stakeholders,” Ms. Zakas concluded.
Consolidated Results
Net sales for the 2025 first quarter increased $47.9 million, or 18.7 percent, to $304.3 million as compared with $256.4 million in the prior year quarter primarily due to increased volumes at Water Flow Solutions and Water Management Solutions and higher pricing across most product lines.
Operating income for the first quarter increased $24.6 million, or 107.9 percent, to $47.4 million as compared with $22.8 million in the prior year quarter. Benefits from increased volumes, lower strategic reorganization and other charges, lower amortization and favorable price/cost were partially offset by higher SG&A expenses and the impacts of the Israel-Hamas war at Water Management Solutions. Operating margin for the first quarter was 15.6 percent as compared with 8.9 percent in the prior year quarter.
During the quarter, the Company incurred $1.7 million of strategic reorganization and other charges, primarily related to the leadership transition and severance. Additionally, the Company incurred $3.3 million in inventory and other asset write-downs associated with the closure of our legacy brass foundry in Decatur, Illinois, as we transition operations to our new foundry. Both of these amounts have been excluded from adjusted results.
Adjusted operating income increased $23.0 million, or 78.2 percent, to $52.4 million as compared with $29.4 million in the prior year quarter. Adjusted operating margin improved to 17.2 percent as compared with 11.5 percent in the prior year quarter.
Net income increased $21.0 million, or 146.9 percent, to $35.3 million as compared with $14.3 million in the prior year quarter. Net income margin improved to 11.6 percent as compared with 5.6 percent in the prior year quarter. Adjusted net income increased $19.3 million, or 97.0 percent, to $39.2 million as compared with $19.9 million in the prior year quarter.
Adjusted EBITDA of $63.5 million increased $18.7 million, or 41.7 percent, as compared with $44.8 million in the prior year quarter. Adjusted EBITDA margin improved to 20.9 percent as compared with 17.5 percent in the prior year quarter.
Segment Results

Water Flow Solutions
Net sales for the 2025 first quarter increased $33.3 million, or 23.6 percent, to $174.6 million as compared with $141.3 million in the prior year quarter, primarily due to higher volumes of iron gate and specialty valves as well as higher pricing across most product lines.
Operating income and adjusted operating income were $35.3 million and $38.6 million, respectively, for the first quarter. Adjusted operating income increased $11.2 million, or 40.9 percent, compared with the prior year quarter. Benefits from increased volumes, lower amortization and favorable price/cost more than offset higher SG&A expenses and unfavorable manufacturing performance. Operating margin and adjusted operating margin were 20.2 percent and 22.1 percent, respectively, as compared with the prior year quarter operating margin of 19.2 percent and adjusted operating margin of 19.4 percent.
Adjusted EBITDA of $44.7 million increased $8.0 million, or 21.8 percent, as compared with $36.7 million in the prior year quarter. Adjusted EBITDA margin was 25.6 percent as compared with 26.0 percent in the prior year quarter.
Water Management Solutions
Net sales for the 2025 first quarter increased $14.6 million, or 12.7 percent, to $129.7 million as compared with $115.1 million in the prior year quarter, primarily due to higher volumes of hydrants as well as higher pricing across most product lines.
Operating income and adjusted operating income were $27.3 million and $27.6 million, respectively, for the first quarter. Adjusted operating income increased $12.5 million, or 82.8 percent, compared with the prior year quarter. Benefits from higher volumes, favorable manufacturing performance, lower SG&A expenses, including benefits from amortization and foreign exchange, and favorable price/cost more than offset the impacts of the Israel-Hamas war. Operating margin and adjusted operating margin were 21.0 percent and 21.3 percent, respectively, as compared with the prior year quarter operating and adjusted operating margins of 13.1 percent.
Adjusted EBITDA of $32.6 million increased $10.5 million, or 47.5 percent, as compared with $22.1 million in the prior year quarter. Adjusted EBITDA margin was 25.1 percent as compared with 19.2 percent in the prior year quarter.
Interest Expense, Net
Interest expense, net, for the 2025 first quarter decreased to $1.6 million as compared with $3.3 million in the prior year quarter, primarily as a result of higher interest income.
Income Taxes
For the 2025 first quarter, income tax expense was $10.5 million, or 22.9 percent of income before tax, as compared with $2.6 million in the prior year quarter, or 15.4 percent of income before tax. The higher effective tax rate for the 2025 first quarter was primarily a result of the income tax rate in the prior year quarter, which included a $1.6 million income tax benefit associated with the expiration of an uncertain tax position that expired on December 31, 2023, and was offset by the release of a $1.6 million indemnification receivable in Other expense. Excluding the benefit in the prior year quarter, the effective tax rate for the 2025 first quarter was comparable to the prior year quarter.

Cash Flow and Balance Sheet
Net cash provided by operating activities for the quarter ended December 31, 2024, decreased by $13.8 million to $54.1 million as compared with $67.9 million in the prior year period. The decrease was primarily driven by changes in working capital, including other current liabilities such as incentive compensation, partially offset by higher net income compared with the prior year quarter.
During the quarter, the Company invested $11.9 million in capital expenditures as compared with $5.7 million in the prior year quarter, primarily driven by increased expenditures in our foundries and timing of spending in the prior year.
Free cash flow (defined as net cash provided by operating activities less capital expenditures) for the quarter decreased by $20.0 million to $42.2 million as compared with $62.2 million in the prior year quarter, due to the decrease in net cash provided by operating activities and higher capital expenditures.
As of December 31, 2024, Mueller Water Products had $449.5 million of total debt outstanding and $338.2 million of cash and cash equivalents, resulting in a debt leverage ratio of 1.5 times and a net debt leverage ratio of 0.4 times. We did not have any borrowings under our ABL Agreement at the end of the quarter, nor did we borrow any amounts under our ABL during the quarter. There are no maturities on the Company’s debt financings until June 2029, and our 4.0 percent Senior Notes have no financial maintenance covenants.
Fiscal 2025 Outlook
The Company is increasing its guidance for fiscal 2025 consolidated net sales to be between $1,370 million and $1,390 million, or an increase of 4.2 percent to 5.7 percent compared with the prior year. The Company is also increasing its expectations for fiscal 2025 adjusted EBITDA to be between $310 million and $315 million, or an increase of 8.9 percent to 10.6 percent compared with the prior year. The Company anticipates free cash flow as a percentage of adjusted net income to be more than 80 percent in fiscal 2025. This guidance does not include any potential impacts from the recently announced tariffs.
The Company’s expectations for certain additional financial metrics for fiscal 2025 are as follows:
•Total SG&A expenses between $240 million and $244 million
•Net interest expense between $10.5 million and $11.5 million
•Effective income tax rate between 25 percent and 27 percent
•Depreciation and amortization between $43 million and $45 million (1)
•Capital expenditures between $45 million and $50 million
•Pension benefit other than service of approximately $0.2 million
(1) In 2025, annual amortization expense will decrease by approximately $18 million due to customer relationship intangibles from 2005 becoming fully amortized.
Conference Call Webcast

Mueller Water Products’ quarterly earnings conference call will take place Wednesday, February 5, 2025, at 9:30 a.m. ET. Members of Mueller Water Products’ leadership team will discuss the Company’s recent financial performance and respond to questions from financial analysts. A live webcast of the call will be available on the Investor Relations section of the Company’s website. Please go to the website (www.muellerwaterproducts.com) at least 15 minutes prior to the start of the call to register, download and install any necessary software. A replay of the call will be available for 30 days and can be accessed by dialing 1-866-511-1891. An archive of the webcast will also be available for at least 90 days on the Investor Relations section of the Company’s website.
Use of Non-GAAP Measures
In an effort to provide investors with additional information regarding the Company’s results as determined by accounting principles generally accepted in the United States (“GAAP”), the Company also provides non-GAAP information that management believes is useful to investors. These non-GAAP measures have limitations as analytical tools, and securities analysts, investors and other interested parties should not consider any of these non-GAAP measures in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.
Adjusted net income, adjusted net income per diluted share, adjusted operating income, adjusted operating margin, adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures that the Company presents as performance measures because management uses these measures to evaluate the Company’s underlying performance on a consistent basis across periods and to make decisions about operational strategies. Management also believes these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company’s recurring performance.
Net debt and net debt leverage are non-GAAP measures that the Company presents as liquidity measures because management uses them to evaluate its capital management and financial position, and the investment community commonly uses them as measures of indebtedness. Free cash flow is a non-GAAP liquidity measure used to assist management and investors in analyzing the Company’s ability to generate liquidity from its operating activities.
The calculations of these non-GAAP measures and reconciliations to GAAP results are included as an attachment to this press release, which has been posted online at www.muellerwaterproducts.com. The Company does not reconcile forward-looking non-GAAP measures to the comparable GAAP measures, as permitted by Regulation S-K, as certain items, e.g., expenses related to corporate development activities, transactions, pension expenses/(benefits), corporate restructuring and non-cash asset impairment, may have not yet occurred, are out of the Company’s control or cannot be reasonably predicted without unreasonable efforts. Additionally, such reconciliation would imply a degree of precision and certainty regarding relevant items that may be confusing to investors. Such items could have a substantial impact on GAAP measures of the Company's financial performance.
Forward-Looking Statements
This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements that address activities, events or developments that the Company intends, expects, plans, projects, believes or anticipates will or may occur in the future are forward-looking statements, including, without limitation, statements regarding outlooks, projections, forecasts, expectations, commitments, trend descriptions and the ability to capitalize on trends, value creation, Board of Directors and committee composition plans, long-term strategies and the execution or acceleration thereof, operational improvements, inventory positions, the benefits of capital investments, financial or operating performance, including driving increased margins, operational and commercial initiatives, capital allocation and growth strategy plans, and the demand for the Company’s products. Forward-looking statements are based on certain assumptions and assessments made by the Company in light of the Company’s experience and perception of historical trends, current conditions and expected future developments.
Actual results and the timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors, including, without limitation, logistical challenges and supply chain disruptions, geopolitical conditions, including the Israel-Hamas war, public health crises, or other events; inventory and in-stock positions of our distributors and end customers; an inability to realize the anticipated benefits from our operational initiatives, including our large capital investments in Decatur, Illinois, plant closures, and reorganization and related strategic realignment activities; an inability to attract or retain a skilled and diverse workforce, including executive officers, increased competition related to the workforce and labor markets; an inability to protect the Company’s information systems against further service interruption, risks resulting from possible future cybersecurity incidents, misappropriation of data or breaches of security; failure to comply with personal data protection and privacy laws; cyclical and changing demand in core markets such as municipal spending, residential construction, and natural gas distribution; government monetary or fiscal policies; the impact of adverse weather conditions; the impact of manufacturing and product performance; the impact of wage, commodity and materials price inflation; foreign exchange rate fluctuations; the impact of higher interest rates; the impact of warranty charges and claims, and related accommodations; the strength of our brands and reputation; an inability to successfully resolve significant legal proceedings or government investigations; compliance with environmental, trade and anti-corruption laws and regulations; climate change and legal or regulatory responses thereto; changing regulatory, trade and tariff conditions; the failure to integrate and/or realize any of the anticipated benefits of acquisitions or divestitures; an inability to achieve some or all of our goals and commitments in environmental and sustainability programs; and other factors that are described in the section entitled “RISK FACTORS” in Item 1A of the Company’s most recent Annual Report on Form 10-K and later filings on Form 10-Q, as applicable.
Forward-looking statements do not guarantee future performance and are only as of the date they are made. The Company undertakes no duty to update its forward-looking statements except as required by law. Undue reliance should not be placed on any forward-looking statements. You are advised to review any further disclosures the Company makes on related subjects in subsequent Forms 10-K, 10-Q, 8-K and other reports filed with the U.S. Securities and Exchange Commission.
About Mueller Water Products, Inc.
Mueller Water Products, Inc. is a leading manufacturer and marketer of products and solutions used in the transmission, distribution and measurement of water in North America. Our broad portfolio includes engineered valves, fire hydrants, pipe connection and repair products, metering products, leak detection, pipe condition assessment, pressure management products, and software that provides critical water system data. We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller

Water Products is Where Intelligence Meets Infrastructure®. Visit us at www.muellerwaterproducts.com.
Mueller refers to one or more of Mueller Water Products, Inc. (MWP), a Delaware corporation, and its subsidiaries. MWP and each of its subsidiaries are legally separate and independent entities when providing products and services. MWP does not provide products or services to third parties. MWP and each of its subsidiaries are liable only for their own acts and omissions and not those of each other.

Investor Relations Contact: Whit Kincaid
770-206-4116
wkincaid@muellerwp.com

Media Contact: Jenny Barabas
470-806-5771
jbarabas@muellerwp.com

###

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31,	September 30,
	2024	2024
	(in millions, except share amounts)
Assets:
Cash and cash equivalents	$338.2	$309.9
Receivables, net of allowance for credit losses of $7.9 million and $8.3 million	145.3	208.9
Inventories, net	317.8	301.7
Other current assets	41.4	37.9
Total current assets	842.7	858.4
Property, plant and equipment, net	320.7	318.8
Intangible assets, net	307.9	309.7
Goodwill, net	81.5	80.7
Other noncurrent assets	66.4	68.3
Total assets	$1,619.2	$1,635.9

Liabilities and stockholders’ equity:
Current portion of long-term debt	$0.8	$0.8
Accounts payable	98.9	109.9
Other current liabilities	120.6	147.3
Total current liabilities	220.3	258.0
Long-term debt	448.7	448.7
Deferred income taxes	55.1	55.4
Other noncurrent liabilities	61.0	63.7
Total liabilities	785.1	825.8

Commitments and contingencies

Preferred stock: par value $0.01 per share; 60,000,000 shares authorized; none outstanding at December 31, 2024, and September 30, 2024	—	—
Common stock: par value $0.01 per share; 600,000,000 shares authorized; 156,563,285 and 156,227,170 shares outstanding at December 31, 2024, and September 30, 2024, respectively	1.6	1.6
Additional paid-in capital	1,194.8	1,205.2
Accumulated deficit	(330.6)	(365.9)
Accumulated other comprehensive loss	(31.7)	(30.8)
Total stockholders' equity	834.1	810.1
Total liabilities and stockholders' equity	$1,619.2	$1,635.9

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended
	December 31,
	2024	2023
	(in millions, except per share amounts)
Net sales	$304.3	$256.4
Cost of sales (1)	201.3	170.1
Gross profit	103.0	86.3
Operating expenses:
Selling, general and administrative	53.9	56.9
Strategic reorganization and other charges (2)	1.7	6.6
Total operating expenses	55.6	63.5
Operating income	47.4	22.8
Pension expense other than service	—	1.0
Interest expense, net	1.6	3.3
Other expense	—	1.6
Income before income taxes	45.8	16.9
Income tax expense	10.5	2.6
Net income	$35.3	$14.3

Net income per basic share	$0.23	$0.09

Net income per diluted share	$0.22	$0.09

Weighted average shares outstanding:
Basic	156.3	156.0
Diluted	157.5	156.7

Dividends declared per share	$0.067	$0.064

(1) For the three-month period ended December 31, 2024, Cost of sales included $3.3 million in Inventory and other asset write-downs associated with the closure of our legacy brass foundry in Decatur, Illinois, as we transition operations to the new foundry.

(2) For the three-month period ended December 31, 2024, Strategic reorganization and other charges primarily relate to expenses associated with our leadership transition and severance. For the three-month period ended December 31, 2023, Strategic reorganization and other charges primarily relate to expenses associated with our leadership transition, transaction-related expenses, as well as cybersecurity incidents expense.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three months ended
	December 31,
	2024	2023
	(in millions)
Operating activities:
Net income	$35.3	$14.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9.3	9.5
Amortization	1.8	6.9
Gain on sale of assets	—	(0.1)
Stock-based compensation	2.5	2.6
Pension cost	0.2	1.2
Deferred income taxes	(0.6)	(3.4)
Inventory reserve provision	4.0	2.1
Other, net	0.3	0.3
Changes in assets and liabilities:
Receivables, net	62.9	49.7
Inventories	(20.8)	(14.6)
Other assets	(1.3)	(6.1)
Accounts payable	(10.8)	5.7
Other current liabilities	(26.2)	(3.6)
Other noncurrent liabilities	(2.5)	3.4
Net cash provided by operating activities	54.1	67.9
Investing activities:
Capital expenditures	(11.9)	(5.7)
Proceeds from sale of assets	—	0.1
Net cash used in investing activities	(11.9)	(5.6)
Financing activities:
Dividends paid	(10.5)	(10.0)
Employee taxes related to stock-based compensation	(4.0)	(1.5)
Common stock issued	1.6	0.4
Payments for finance lease obligations	(0.2)	(0.2)
Net cash used in financing activities	(13.1)	(11.3)
Effect of currency exchange rate changes on cash	(0.8)	5.4
Net change in cash and cash equivalents	28.3	56.4
Cash and cash equivalents at beginning of period	309.9	160.3
Cash and cash equivalents at end of period	$338.2	$216.7

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Three months ended December 31, 2024
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$174.6	$129.7	$—	$304.3

Gross profit (1)	$55.1	$47.9	$—	$103.0
Selling, general and administrative expenses	19.8	20.3	13.8	53.9
Strategic reorganization and other charges (2)	—	0.3	1.4	1.7
Operating income (loss)	$35.3	$27.3	$(15.2)	$47.4

Operating margin	20.2%	21.0%		15.6%

Capital expenditures	$5.7	$6.2	$—	$11.9

Net income				$35.3
Net income margin				11.6%

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$35.3
Strategic reorganization and other charges (2)				1.7
Inventory and other asset restructuring write-down				3.3
Income tax expense of adjusting items (3)				(1.1)
Adjusted net income				$39.2

Weighted average diluted shares outstanding				157.5

Net income per diluted share				$0.22
Strategic reorganization and other charges per diluted share				0.01
Inventory and other asset restructuring write-down per diluted share				0.02
Income tax expense of adjusting items per diluted share (3)				—
Adjusted net income per diluted share				$0.25

Net income				$35.3
Income tax expense (4)				10.5
Interest expense, net (4)				1.6
Operating income (loss)	$35.3	$27.3	$(15.2)	47.4
Strategic reorganization and other charges (2)	—	0.3	1.4	1.7
Inventory and other asset restructuring write-down	3.3	—	—	3.3
Adjusted operating income (loss)	38.6	27.6	(13.8)	52.4
Depreciation and amortization	6.1	5.0	—	11.1
Adjusted EBITDA	$44.7	$32.6	$(13.8)	$63.5

Adjusted operating margin	22.1%	21.3%		17.2%
Adjusted EBITDA margin	25.6%	25.1%		20.9%

Adjusted EBITDA	$44.7	$32.6	$(13.8)	$63.5
Three prior quarters' adjusted EBITDA	181.0	106.4	(47.5)	239.9
Trailing twelve months' adjusted EBITDA	$225.7	$139.0	$(61.3)	$303.4

Reconciliation of net debt to total debt (end of period):
Current portion of long-term debt				$0.8
Long-term debt				448.7
Total debt				449.5
Less cash and cash equivalents				338.2
Net debt				$111.3

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

Debt leverage (debt divided by trailing twelve months' adjusted EBITDA)	1.5x
Net debt leverage (net debt divided by trailing twelve months' adjusted EBITDA)	0.4x

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities	$54.1
Less capital expenditures	11.9
Free cash flow	$42.2

(1) Gross profit includes $3.3 million in Inventory and other asset write-downs associated with the closure of our legacy brass foundry in Decatur, Illinois, as we transition operations to the new foundry.

(2) Strategic reorganization and other charges primarily relate to expenses associated with our leadership transition and severance.
(3) The income tax expense of adjusting items reflects an effective tax rate of 22.9% and may be subject to rounding.
(4) The Company does not allocate interest or income taxes to its segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Three months ended December 31, 2023
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$141.3	$115.1	$—	$256.4

Gross profit	$46.6	$39.7	$—	$86.3
Selling, general and administrative expenses	19.2	24.6	13.1	56.9
Strategic reorganization and other charges (1)	0.2	—	6.4	6.6
Operating income (loss)	$27.2	$15.1	$(19.5)	$22.8

Operating margin	19.2%	13.1%		8.9%

Capital expenditures	$3.9	$1.8	$—	$5.7

Net income				$14.3
Net income margin				5.6%

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$14.3
Strategic reorganization and other charges (1)				6.6
Income tax expense of adjusting items (2)				(1.0)
Adjusted net income				$19.9

Weighted average diluted shares outstanding				156.7

Net income per diluted share				$0.09
Strategic reorganization and other charges per diluted share				0.04
Income tax expense of adjusting items per diluted share (2)				—
Adjusted net income per diluted share				$0.13

Net income				$14.3
Income tax expense (3)				2.6
Other expense				1.6
Interest expense, net (3)				3.3
Pension expense other than service (3)				1.0
Operating income (loss)	$27.2	$15.1	$(19.5)	22.8
Strategic reorganization and other charges (1)	0.2	—	6.4	6.6
Adjusted operating income (loss)	27.4	15.1	(13.1)	29.4
Pension expense other than service (3)	—	—	(1.0)	(1.0)
Depreciation and amortization	9.3	7.0	0.1	16.4
Adjusted EBITDA	$36.7	$22.1	$(14.0)	$44.8

Adjusted operating margin	19.4%	13.1%		11.5%
Adjusted EBITDA margin	26.0%	19.2%		17.5%

Adjusted EBITDA	$36.7	$22.1	$(14.0)	$44.8
Three prior quarters' adjusted EBITDA	80.5	116.3	(38.9)	157.9
Trailing twelve months' adjusted EBITDA	$117.2	$138.4	$(52.9)	$202.7

Reconciliation of net debt to total debt (end of period):
Current portion of long-term debt				$0.6
Long-term debt				446.8
Total debt				447.4
Less cash and cash equivalents				216.7
Net debt				$230.7

Debt leverage (debt divided by trailing twelve months' adjusted EBITDA)				2.2x
Net debt leverage (net debt divided by trailing twelve months' adjusted EBITDA)				1.1x

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities	$67.9
Less capital expenditures	5.7
Free cash flow	$62.2

(1) Strategic reorganization and other charges primarily relate to expenses associated with our leadership transition, transaction-related expenses, as well as cybersecurity incidents expense.
(2) The income tax expense of adjusting items reflects an effective tax rate of 15.4% and may be subject to rounding.
(3) The Company does not allocate interest, income taxes or pension amounts other than service to its segments.